Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the Effective Date, by and between Ayala Oncology Israel Ltd., a company organized under the laws of the State of Israel, P.C. No. 51-574869-7 (the “Company”) and Employee.

WHEREAS,	Company desires to employ Employee in the Employment Position and Employee desires to serve in such capacity on the terms and conditions hereinafter set forth herein; and

WHEREAS,	Employee represents that she has the requisite skill and knowledge to engage in the Employment Position and fulfill the duties and responsibilities set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Definitions

All undefined terms herein shall have the meanings ascribed thereto in Exhibit A hereto, which exhibit constitutes an integral part hereof.

2.	Employment

(a)

Company agrees to employ Employee in the Employment Position, and Employee agrees to be employed by Company in the Employment Position, reporting to the Board of Directors of Company, on the terms and conditions hereinafter set forth. Notwithstanding the aforesaid, Employee acknowledges and agrees that Company may change Employee’s position to co-CEO or President in connection with hiring and/or engaging another Chief Executive Officer and/or co-CEO and/or President to Company and/or any of its affiliates (the “New Officer”). The selection and appointment of such New Officer shall be made by the Board of Directors of Company, following a diligent screening process in accordance with industry practice, of which, Employee shall be part. Employee hereby agrees to be employed by Company in such capacity and to discharge and perform faithfully and to the best of her ability such duties and services of an executive, administrative and managerial nature consistent with her Employment Position, as may be amended, as shall be specified and determined from time to time by the Board of Directors of Company. Notwithstanding the aforesaid, Employee shall continue to report directly to the Board of Directors of Company in the event New Officer is appointed. Subject to the aforesaid, Employee hereby waives and claims and/or suits with respect to the appointment of such New Officer. Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by an employee in the Employment Position.

(b)

During the term of Employment hereunder, Employee agrees to devote skill, labor, attention and time to the business and affairs of Company as required to discharge the responsibilities assigned to Employee hereunder.

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(c)

Employee shall perform Employee’s duties diligently, conscientiously and in furtherance of Company’s best interests, exercising the authority, powers, functions, and duties that attach to the Employment Position. In the event that Employee shall discover that she has or might have any conflict of interest with the duties required of Employee by virtue of Employee s employment with Company, immediately upon such discovery Employee shall so inform the Board of Directors of Company in writing.

(d)

Employee’s duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Work Hours and Rest Law 1951, including any law amending or replacing such law, shall not apply to this Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any industry custom or practice, or practice of Company in respect of any of its other employees or contractors. Employee agrees that the execution and delivery by Employee of this Agreement and the fulfillment of the terms hereof (i) does not conflict with any agreement or undertaking by which Employee is bound; and (ii) does not require the consent of any person or entity.

3.	Salary

(a)

In consideration for the services provided by Employee hereunder, Company shall pay to Employee the Salary, on a monthly basis during the term of this Agreement. All amounts specified in this Agreement are gross sums. Company shall deduct and withhold all required taxes and other statutory payments, including health insurance contributions and social security contributions from the Salary and from all other rights and benefits received by Employee. All income and other taxes shall be deducted as required by law. The Salary will be adjusted from time-to-time in accordance with the Cost of Living Index (“Tosefet Yoker”) and other adjustments as required by law.

(b)	The Salary shall be payable monthly in arrears, and shall be paid to Employee in accordance with Company policy.

(c)

The Salary includes remuneration for working overtime, and Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which Employee is entitled pursuant to this Agreement constitutes due consideration to Employee for for the requirements of the Employment Position, status and overtime.

(d)

It is hereby agreed that Employee’s determining pay for the purpose of severance pay is the Salary and all additional benefits, such as a vehicle and/or vehicle equivalent and/or vehicle maintenance, but excluding any other payments and/or reimbursement of expenses.

4.	Employee Benefits

Employee shall be entitled to the following benefits:

(i)	Sick Leave. Employee shall be entitled to 30 fully paid sick leave days per year.

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(ii)

Vacation. Employee shall be entitled to paid vacation of up to the Annual Vacation Days, as set forth in Exhibit A, in coordination with Company. Accumulation and redemption of any unused Vacation Days due to Employee pursuant to the Annual Vacation Law – 1951 (the “Vacation Law”), shall be subject to the provisions of the Vacation Law. Vacation Days exceeding such number of Vacation Days due to Employee pursuant to the Vacation Law from time to time (the “Excess Vacation Days”), may be accumulated by Employee from time to time for use, provided, that, in any event, the number of Excess Vacation Days Employee may accumulate shall not exceed twice (x2) the Annual Vacation Days. Accrued Vacation Days shall be redeemed and paid for by Company only upon termination of Employee’s employment, up to twice (x2) the Vacation Days.

(iii)	Annual Recreation Allowance (“Dme’i Havra’a”). Employee shall be entitled to annual recreation allowance of 10 days per year.

(iv)	Additional Benefits. Company shall provide Employee with the Additional Benefits specified in Exhibit A.

5.	Term and Termination

(a)	The term of employment under this Agreement shall commence as of the Commencement Date, and will continue indefinitely unless terminated under any of the following circumstances:

(i)

Company may terminate the employment of Employee immediately for Cause. For purposes of this Agreement, the term “Cause” will be defined to include matters such as: (1) conviction of any crime involving moral turpitude or dishonesty; (2) willful refusal to perform the lawful instructions of the Board of Directors pertaining to Employee’s employment under this Agreement and/or to substantially perform Employee’s assigned duties, provided, however, that if such refusal and/or failure to perform is susceptible to cure, Employee shall not have cured such refusal and/or failure within 14 days of having been given written notice thereof; (3) the misappropriation of corporate assets or corporate opportunities by Employee or any other acts of dishonesty or breach of Employee’s fiduciary duties or duties of care to Company (except for conduct taken in good faith); (4) any conduct (other than conduct in good faith) materially detrimental to Company; (5) a material breach of the terms of this Agreement; and (6) any other act or omission that would legally entitle Company to dismiss Employee without payment of severance pay in connection with such dismissal.

(ii)

Company may terminate Employee’s employment with Company by sending a notice of termination to Employee, provided that such notice determines a date of termination no earlier than the end of the Notice Period, it being understood that Company may provide such notice at any time without cause. Alternatively, Company may terminate Employee’s employment forthwith and pay Employee the Salary and all other benefits, as if she was actually working during the notice period.

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(iii)

Employee may terminate Employee’s employment with Company by sending a written notice of termination to Company, provided that such notice determines a date of termination no earlier than the end of the Notice Period, it being understood that Employee may provide such notice at any time without cause and without the need to state the reason therefore.

(b)

During the Notice Period, Employee shall (i) cooperate with Company and use its best efforts to assist the integration into Company’s organization of the person or persons who will assume Employee’s responsibilities, if so requested by Company, and (ii) continue to receive the compensation set forth herein. At the option of Company, during the Notice Period, Employee shall continue to perform its duties as set forth herein or remain absent from the premises of Company during the Notice Period.

(c)

If the employment of Employee is terminated (for any reason) under Sections 5(a) (i), (ii) or (iii), then unless the parties otherwise mutually agree in writing, in full satisfaction of Company’s obligations under this Agreement and under applicable law, Employee shall only be entitled to: (A) earned but unpaid Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) release of the managers insurance policy and/or pension fund (unless the circumstances of such termination entitle Company to retain a portion of the managers insurance policy and/or pension fund); (C) release of the further education fund, if any; and (D) a cash payment for all unredeemed vacation days, if any, up to the maximum number specified above. Company and Employee agree and acknowledge that transfer of ownership of all the money accumulated in the manager’s insurance policy and/or pension fund to Employee as set forth in this Section 5(c) shall be in lieu of any right to receive severance pay under law.

(d)

In the event that Employee terminates Employee’s employment with Company by sending a written notice of termination to Company during the 24-month period following the Commencement Date, provided that: (i) such notice determines a date of termination no earlier than the end of the Notice Period; and (ii) such notice is provided within 30 days from the date of appointment of New Officer and in connection thereto, Employee shall be entitled, in addition to the aforesaid in Section 5 (c) above, to a 3-month Salary and all the additional benefits as if Employee was still actually working.

(e)

In the event of any termination of Employee’s employment, whether or not for cause and whatever the reason, Employee will promptly deliver to Company all documents, data, records and other information pertaining to Employee’s employment and any Proprietary Information (as defined in Section 6), and Employee will not take with her any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to Employee’s employment or any Proprietary Information. Furthermore, Employee and Company agree and undertake that both parties will not make any statements, comments, or communications that constitute libel, slander, or disparagement of Employee and/or Company and/or any of its predecessors, subsidiaries, shareholders successors, affiliates, directors, officers employees, agents, representatives, attorneys, related entities, insurers, agents, representatives.

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6.	Proprietary Information

(a)

Employee represents and warrants that she will keep the terms and conditions of this Agreement strictly confidential and will not disclose it nor provide a copy of it or any part thereof to any third party unless and to the extent required by applicable law and/or to its legal and/or financial and/or tax advisors.

(b)

Employee acknowledges and agrees that she will have access to confidential and proprietary information concerning the business and financial activities of Company and/or any of its affiliates and information and technology regarding their product research and development, including without limitation, products, customer lists, pricing, trade secrets, patents, business methods and cost data, business plans, strategies, drawings, designs nonpublic information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including but not limited to nonpublic data and other information relating to members of the Board of Directors of Company and/or its affiliates Company and/or any of its affiliates or to management of Company and/or any of its affiliates), operating policies or manuals financial records, design or other nonpublic financial, commercial, business or technical information. Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

(c)

Proprietary Information shall exclude information that (i) was known to Employee prior to its association with Company, provided it was received on a non-confidential basis from a source other than Company or any of its affiliates and/or in connection with the formation of Company, and can be so proven in writing· (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by Employee; (iii) shall have been received by Employee from a third party having no obligation to Company, (iv) reflects general skills and experience gained during Employee’s engagement by Company, or (v) reflects information and data generally known within the industries in which Company transacts business.

(d)

Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of Company and its assigns. At all times, both during its engagement by Company and after its termination, Employee will keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of Company except as may be necessary in the ordinary course of performing Employee’s duties hereunder and in the best interests of Company.

(e)

Employee recognizes that Company received and will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall be deemed “Proprietary Information” for all purposes hereunder, and shall, without limitation of the foregoing, be returned to Company upon termination of Employee’s employment with Company pursuant to Section 5(f) hereof.

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(f)	Employee’s undertakings in this Section 6 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

7.	Non-Competition

(a)

Employee agrees and undertakes that, for as long as Employee is employed by Company and for the Non Compete Period – Employee shall not, directly or indirectly, become financially interested in, be employed by, or have any business connection with, any business or venture that is engaged in any activities directly competing with products or services offered by Company, in countries where Company is providing services, as owner, partner, joint venture, shareholder, employee, broker agent, principal, corporate officer, director, licensor or in any other capacity whatever; provided, however, that Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded.

(b)

Employee agrees and undertakes that during the period of its employment with Company and for the Non Compete Period thereafter Employee will not solicit, canvass or approach or endeavor to solicit, canvass or approach any person or entity who was provided with services by Company or its subsidiaries on the date of Employee’s termination or during the preceding twelve months, for the purpose of offering services or products which compete with the services or products supplied by Company.

(c)

If any one or more of the terms contained in this Section 7 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

(d)	Employee declares that she is aware that the Salary includes special consideration paid to Employee for Employee’s undertakings set out in this section 7.

7A.

Simultaneously with the signing of this Agreement, Employee has also signed the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, which is attached hereto as Exhibit D, which forms an integral part of this Agreement and is made in addition to and not in substitution for any provision to the same effect contained herein. Employee’s employment compensation has been calculated to include special consideration for his/her commitments under Exhibit D attached hereto.

8.	Miscellaneous

(a)

Company shall be entitled to set-off any amount owed to Company by Employee under the terms and provisions of this Agreement from any amount owed by Company to Employee under the terms and provisions of this Agreement or from any other source whatsoever.

(b)

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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(c)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law.

(d)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(e)

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

(f)	This Agreement shall be binding upon and shall inure to the benefit of Company, its successors and assigns.

(g)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee, his or her beneficiaries or legal representatives.

(h)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)	Exhibit B attached hereto shall be deemed a Notice as defined in the Notice to Employee Law (Terms of Employment), 5762-2002.

(j)

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid.

[Signature Page Follow]

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IN WITNESS WHEREOF, Company has caused this Employment Agreement to be executed by its duly authorized officer and Employee has executed this Agreement as of the day and year first above written.

Company:	Employee:

/s/ Yuval Cabilly	/s/ Roni Mamluk
Ayala-Oncology Israel Ltd.	Signature

By: Yuval Cabilly	Name: Roni Mamluk

Title: Director

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EXHIBIT A

AYALA-ONCOLOGY ISRAEL LTD.

EMPLOYMENT AGREEMENT – RONI MAMLUK

TERM USED IN THE AGREEMENT	EXPLANATION	DETAILS
EFFECTIVE DATE	Date the agreement is signed	November 30 2017

EMPLOYEE	Name of employee: ID number of employee: Address of employee:	Name: Roni Mamluk ID: 022721336 Address: [XXXX]

EMPLOYMENT POSITION	Position Employee will hold in Company	CEO subject to Section 2 (a) of this Agreement

EMPLOYMENT BASIS	Part time / Full time basis	Part time basis equaling 80% (eighty percent) of a full-time employment

COMMENCEMENT DATE	The date Employee starts her employment with Company	November 15, 2017

SALARY	The monthly salary paid to Employee, before taxes and payments are deducted	NIS 60,000

ANNUAL VACATION DAYS	Number of vacation days per year to which employee is entitled	25 days

ANNUAL RECREATION DAYS	Number of recreation allowance days per year to which employees is entitled	10 days

NOTICE PERIOD	Number of days’ notice to be given for termination of Employment by Employee or Company	90 days

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NON COMPETE PERIOD	Period after termination of Employment in which Employee may not compete with Company or solicit employees	12 months

ADDITIONAL BENEFITS
EXPENSE REIMBURSEMENTS	Employee shall be entitled to receive prompt reimbursement of all direct expenses (“Expense Reimbursements”) properly and necessarily incurred by Employee in connection with the performance of Employee’s duties hereunder; provided, however, (i) that such expenses are in accordance with Company’s expense reimbursement policies; and (ii) that Employee has submitted such receipts and other documents as may be required by, and has otherwise complied with Company’s expense policy in effect at such time; provided further, that reimbursement of lunch expenses shall be solely subject to the relevant section herein or in Company’s policies.

TRAVEL	Employee shall be entitled to travel business class on business flights of more than 5 consecutive hours. All other terms shall be in accordance with Company’s travel policy.

PERSONAL MOBILE PHONE EXPENSE PARTICIPATION	According to Company’s policy.

MANAGERS INSURANCE POLICY (“Bituach Menahalim”) AND/OR PENSION FUND (“Keren Pensya”)

No later of the completion of 3 months of employment with Company, Company shall insure Employee (retroactively to the Commencement Date) with a manager’s insurance policy (the “Manager’s Insurance Fund”) or an extensive pension fund (the “Pension Fund”) (individually and collectively referred to as the “Policy”), or a combination of the two (whereby each will apply partially), subject to the percentages as follows:

6.5% of the Salary shall be contributed towards a pension savings component (which shall include payments on account of disability insurance and life/survivors insurance) and 8.33% from the Salary shall be contributed towards a severance pay component. Employee’s contribution to the pension savings component shall be equal to 6%, which shall be deducted from the Salary.

For the avoidance of the doubt, in the event that Employee has chosen a Manager’s Insurance Fund (for all or for only a part of the Policy), then at least 5% of the Salary (or in the case in which only a part of the Salary is apportioned towards a Manager’s Insurance Fund, then such part of the Salary) shall be calculated towards the pension savings component.

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Furthermore, in order to ensure that 75% of the Salary shall be paid to Employee in the event Employee becomes 100% disabled (the “Disability Insurance”), Company shall be required to make additional contributions (in excess of an amount equal to up to 1.5% which is paid out of the 6.5% detailed above) towards the above mentioned Disability Insurance, such that the aggregate maximum employer contribution towards the pension savings component and the Disability Insurance shall not exceed in the aggregate, an amount equal to 7.5% of the Salary.

If the cost of the Disability Insurance (i.e., ensuring that 75% of the Salary shall be paid to Employee upon Employee becoming 100% disabled) shall be lower than 1.5% of the Salary, the remainder shall nevertheless still be contributed to the pension savings component for the benefit of Employee.

Employee shall notify Company within 30 days from the Commencement Date whether Company’s contribution shall be made wholly to the Pension Fund wholly to the Manager’s Insurance Fund or any combination of the two (the “Notification”). Furthermore, Employee shall notify Company whether he wishes to engage with a pension agent of his own (the “Pension Agent”). The Pension Agent (if there will be any) shall be responsible to transfer the pension allocations of Employee according to the Agreement and will not, at any time or for any reason, cause a waiver and/or diminution of Employee’s disability insurance and/or survivors insurance, as required by law. Should Employee fail to deliver a Notification to Company, Company shall be authorized to elect a pension scheme for Employee at its sole discretion (the “Approved Scheme”). Employee acknowledges and agrees that she shall not have any claim, suit or demand with respect to the Approved Scheme (if any) and the Approved Scheme shall be considered as a scheme which is acceptable to her.

Company shall deduct any and all taxes on behalf of Employee with respect to any of the contributions which exceed the ceiling provided under the income tax laws (should such contributions be permissible).

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Employee’s rights shall be secured in accordance with the provisions of the Order published pursuant to Section 14 of the Severance Pay Law, 1963, as amended and as shall be amended from time to time (the “Order”). The Order as published up to the date of this Agreement is attached hereto as Exhibit C.

The parties agree that Company’s contributions and deductions to the Policy shall come in lieu of Company’s obligation to pay Employee (or in the event of his demise during the Term, Employee’s survivors under Section S of the severance Pay Law, 1963 (the “Severance Pay Law”), severance pay due pursuant to the Severance Pay Law, in accordance and subject to the provisions of the Order.

According to the provisions of the Order and without derogating therefrom, Company waives any right it may have to recover sums from its contributions, unless Employee’s entitlement to severance pay has been denied in a judgment under Sections 16 or 17 of the Severance Pay Law and/or in the event of Cause (as defined in Section S to the Agreement), or unless Employee withdraws sums from the Pension Fund or the Manager’s Insurance Fund other than in the case of an “entitling event” (as such term is defined in the Order).

FURTHER EDUCATION FUND	The Company shall contribute towards a Further Education Fund (‘Keren Hishtalmut’) (the “Education Fund”) in an amount equal to 7.5% of the Salary applicable to the month in respect of which such contribution is made and Employee shall contribute towards such Education Fund an amount equal to 2.5% of such applicable Salary (which contribution by Employee shall be made by way of a deduction by the Company of such amount from Employee’s monthly Salary and remitting same to such Education Fund), provided, however, that in no event shall such Company’s contribution towards the Education Fund exceed 7.5% of the ‘Effective Salary’ (as defined in Section 3(e) of the Income Tax Ordinance, 5721-1961) nor shall such Employee’s contribution towards the Education Fund exceed 2.5% of such ‘Effective Salary’.

BONUSES

a.   Employee shall be entitled to an annual bonus of 30% of her Salary subject to her meeting the annual criteria and/or milestones determined and approved annually by the Board of Directors of Company, after consultation with Employee.

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b. Employee shall be entitled to a one-time joining bonus in an amount to be determined by the Board of Directors of Company, payable in Q1 2018.

INCENTIVE PLAN

Subject to the approval of the Board of Directors and shareholders Ayala Pharmaceuticals, Inc., the parent company of the Company (“Parent”), and the adoption by Parent of an Incentive Stock Plan (the “Plan”), Parent will grant Employee options to purchase a total number of shares of Common Stock of Parent, par value US$0.01 each (“Common Stock”), equal to 1% of Company’s issued and outstanding share capital, on a fully diluted basis, immediately following the initial investment in Company (the “Initial Investment” and the “Options”) (currently, 141,331 shares of Common Stock, assuming the consummation of the Initial Closing under Parent’s Series A Preferred Stock Purchase Agreement dated as of or around December 5, 2017) provided however that the date of grant shall be immediately before the Initial Investment, at an exercise price determined by the Board of Directors of Parent. The Options shall be granted pursuant to the terms and conditions of the Plan, at an exercise price determined by the Board of Directors of Company, and subject to the execution of an option agreement thereunder and shall vest quarterly over a 4-year period with a 1-year cliff from the date of grant. The vesting of such Options shall be fully accelerated in the event of an M&A transaction of Company, as such term is defined in the Plan. If Employee’s employment with Company is terminated, the Options may be exercised only with respect to any remaining unexercised portion of the Options that has vested at the time of such termination within a 3-month period following such termination, provided however, that in the event of termination by Company in accordance with Section 5 (a) (ii) the exercise period shall be 12 months following termination. Upon termination of Employee’s employment with Company, for any reason whatsoever, the unvested portion of the Options shall immediately expire and be of no further force or effect.

Immediately prior to an initial public offering (“IPO”), to the extent an IPO materializes during Employee’s employment with the Company, Company will grant Employee (the “IPO Grant”):

a.   options to purchase such total number of shares of Common Stock of Parent, equal to 0.5% of Parent’s issued and outstanding share capital, on a fully diluted basis, on the date of such grant (the “Second Options”). The Second

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Options shall be granted pursuant to the terms and conditions of the Plan and subject to the execution of an option agreement thereunder and shall vest quarterly over a 4-year period with a 1-year cliff from the date of grant, at an exercise price determined by the Board of Directors of Parent. The vesting of such Second Options shall be accelerated in the event of an M&A transaction of Company, as such term is defined in the Plan.

b.  A restricted stock award entitling Employee to purchase for $0 such total number of shares of Common Stock of Parent equal to 0.5% of Parent’s issued and outstanding share capital, on a fully diluted basis, on the date of such grant (the “RSUs”). The RSUs shall be granted pursuant to the terms and conditions of the Plan and subject to the execution of a restricted stock award agreement thereunder and shall vest quarterly over a 4-year period with a 1-year cliff from the date of grant. The vesting of such RSUs shall be accelerated in the event of an M&A transaction of Company, as such term is defined in the Plan.

Notwithstanding the aforesaid, the IPO Grant shall not be affected by any equity grant provided to New Officer immediately prior to and/or immediately after an IPO and with respect thereto. To that end, Employee shall be granted an additional equity grant in order to receive a total equity grant equal to that granted to New Officer with respect to an IPO.

COMPANY CAR

Company shall make available to Employee a leased Company car (the “Company Car”). The Company Car shall be of a “Group 3” type car as available to Company pursuant to its respective lease agreement(s) from time to time.

The Company Car shall be placed with Employee for her business and reasonable personal use and for the use of her immediate family members, in accordance with the Company’s respective lease agreement(s) from time to time. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy, the lease agreement and Company’s policies relating to the Company Car are strictly, lawfully and carefully observed.

The Company Car will be returned to Company by Employee upon the termination of the Employment, for any reason whatsoever.

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Subject to applicable law, Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding fines and expenses (including legal expenses) incurred in connection with violations of law or the insurance policy, which shall be borne and paid solely by Employee, and provided that Company shall bear fuel expenses in connection with the Company Car. In addition, Employee shall bear the cost of any deductible amount charged from Company for damages caused to the Company Car in connection of its use contrary to the insurance policy or in connection with violations of law. Employee shall indemnify and/or reimburse Company, upon its first demand, for all charges paid and expenses incurred by it in connection with any of the above.

Employee shall bear the taxes applicable in connection with the Company Car and the use thereof, in accordance with applicable income tax regulations and Social Security Provisions.

Company:	Employee:

/s/ Yuval Cabilly	/s/ Roni Mamluk
Ayala-Oncology Israel Ltd.	Signature

By: Yuval Cabilly	Name: Roni Mamluk

Title: Director

[Signature Page to Exhibit A to Employment Agreement/ November 2017]

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EXHIBIT B

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EXHIBIT C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards managers insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled in respect of the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided that the following conditions shall be met:

1. Employer Payments-

1.1. To a Pension Fund are not less than 14.33% of the Exempted Salary or 12% of the Exempted Salary if the employer pays for its employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.

1.2. To an Insurance Fund are not less than one of the following:

1.2.1. 13 1⁄3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1⁄2% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).

1.2.2. 11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1⁄3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

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2. Not later than three months following the commencement of the employer’s payments, a written agreement shall be executed by and between the employer and the employee, which shall include:

2.1. The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

2.2. The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay is rescinded by a judicial decree or by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “Qualifying Incident” – death, disability or retirement at the age of 60 or older.

3. This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding The Exempted Salary.

Eliyahu Yishai

Minister of Labor and Social Welfare

Confidential

EXHIBIT D

This CONFIDENTIALITY, UNFAIR COMPETITION, AND OWNERSHIP OF INVENTIONS UNDERTAKING (“Undertaking”) is made and given as of November 15, 2017 by Roni Mamluk, Israeli I.D. No. 022721336 (the “Employee”).

WHEREAS, the Employee wishes to be employed with and provide services that are of particular and special value to Ayala-Oncology Israel Ltd. (together with its direct or indirect parent (including Ayala Pharmaceuticals, Inc.), subsidiary and affiliated companies, and its and their respective successors and assigns – the “Company”); and WHEREAS, it is critical for the Company to preserve and protect its Confidential Information, and its rights in Inventions and in all related intellectual property rights; NOW, THEREFORE, as a condition to Employee’s employment with the Company, Employee hereby undertakes and warrants towards the Company as follows:

1. Confidentiality.

1.1. Employee acknowledges that during the term of the Employee’s employment with the Company, and including any period during which the Employee provided services to any Company entity at any time prior to the date hereof, the Employee may have (or may have had) access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners and other third parties with whom the Company agreed or may agree, from time to time, to hold information of such parties in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, Inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Employee.

1.2. Employee acknowledges and understands that the employment of Employee with the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3. During the term of Employee’s employment with the Company and at any time after termination or expiration thereof, for whatever reason, Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company, unless the Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law, provided, that Employee gives the Company prompt notice of such requirement to disclose so that the Company may seek a protective order or other appropriate remedy, and provided further, that Employee shall furnish only that portion of the Confidential Information which is legally required to be disclosed, and shall exercise all reasonable efforts to obtain confidential treatment for such information.

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1.4. All right, title and interest in and to Confidential Information are and shall remain the exclusive property solely of the Company or the property of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced compiled, received, held or used by Employee in connection with the employment with the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the exclusive property solely of the Company and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Employee to the Company upon termination or expiration of Employee’s employment with the Company for any reason, or at any earlier time at the request of the Company, without Employee retaining any copies thereof.

1.5. During the term of Employee’s employment with the Company, Employee shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of the Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that any such Confidential Materials are duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6. During the term of Employee’s employment with the Company, Employee will not use or disclose any trade secrets, proprietary or confidential information, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other party to whom Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to by such third party in a writing addressed to the Company.

2. Unfair Competition and Solicitation.

2.1. Employee undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter, (i) Employee shall not, directly or indirectly, engage in or establish or otherwise become involved in either as an employee owner, partner, agent, shareholder director, consultant or otherwise, any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or planned, during such term, to be conducted, or which will have the likely effect of reducing the business volume or monetary profits of the Company; (ii) Employee shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (iii) Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, consultant, service provider, agent, distributor, supplier or customer of the Company, or third party with respect to which the Company took substantial steps to engage as an employee or as any of the foregoing during the period of Employee’s employment with the Company, to terminate, reduce or modify the scope of its or their employment with the Company.

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2.2. Employee acknowledges that in light of Employee’s position with the Company and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Material Assets”), the provisions of this Section above are reasonable and necessary to legitimately protect the Company’s Material Assets, and are being undertaken by Employee as a condition to the employment of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking and, specifically, Section 2 hereof.

2.3. Employee hereby declares that he/she is aware that a portion of the payments or other consideration paid or granted to Employee by the Company contains additional consideration in exchange for the Employee fully undertaking the non-compete and non-solicitation provisions in Sections 2.1 and 2.2 above. Notwithstanding anything to the contrary, the Employee declares that he/she is financially capable of undertaking these non-compete and nonsolicitation provisions.

3. Ownership of Inventions.

3.1. Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the ”Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2. Employee agrees that all of the Inventions are, upon creation, considered Inventions of the Company, shall be the exclusive property solely of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) title, rights and interest in and to such Inventions, (ii) title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (iii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (v) design rights and industrial property rights; (vi) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor trade names and packaging and all goodwill associated with the same; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties damages and payments with respect to any

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of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s employment with the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right existing under the law of any country in the world, or under any treaty. The Employee further acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company shall be the “author” within the meaning of the Act.

3.3. Employee represents that there are no information improvements inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Employee (whether made solely by the Employee or jointly with others) that: (i) were developed by the Employee prior to Employee’s employment with the Company, (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder.

3.4. Employee further agrees to perform, during and after Employee’s employment with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

3.5. Employee shall not be entitled, with respect to any and all of the above to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Employee and the Company. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in Employee’s employment agreement with the Company is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention including under Section 134 of the Israeli Patent Law, 1967 (or any successor or equivalent law). With respect to any and all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by an authorized officer of the Company, shall be void.

4. General.

4.1. Employee represents that the performance of all the terms of this Undertaking and of all of Employee’s duties and services to the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging Employee.

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4.2. Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee’s employment with the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. The Employee hereby explicitly acknowledges that the restrictions set forth in this Confidentiality Agreement are not greater than required and do not unduly burden the Employee.

4.3. Employee hereby consents that following the termination or expiration of the employment relationship hereunder, the Company may notify the Employee’s new employer about the Employee’s rights and obligations under this Undertaking.

4.4. It is agreed and understood that if a court of law finds that the Employee has violated Section 2 of this Confidentiality Agreement, then the restrictions set forth in such section shall automatically be extended for any period of time for which the court finds that the Employee violated such restrictions.

4.5. Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Employee the Company may suffer irreparable harm or damage and that under such circumstances monetary remedies would be inadequate to protect against any actual or threatened breach of this Confidentiality Agreement. Without prejudice to any other rights and/or remedies otherwise available to the Company, it is therefore agreed that the Company will be entitled to the granting of equitable relief, including but not limited to injunctive relief and specific performance, in favor of the Company without proof of actual damages to remedy or prevent any breach of this Undertaking (without limitation to any other remedy at law or in equity).

4.6. This Undertaking shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any conflict of laws principles which may result in the application of the laws of any other jurisdiction. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals as applicable, located in Tel-Aviv-Jaffa, Israel. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such court, agrees that venue shall be proper in such court, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or forum non conveniens.

4.7. If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

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4.8. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment between the Company and Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Employee’s obligations and liabilities under any applicable law.

4.9. This Undertaking constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by an authorized officer of the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.10. All notices and other communications under this Confidentiality Agreement shall be in writing and shall be given in person, by fax, electronic or certified or registered mail and shall be deemed to have been duly given twenty-four (24) hours after transmission of a fax or electronic email, three (3) days after sending a notice by certified or registered mail, or immediately upon delivery in person or explicit confirmation of receipt.

4.11. This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of an authorized officer of the Company.

IN WITNESS WHEREOF, the undersigned executed and delivered this CONFIDENTIALITY, UNFAIR COMPETITION, AND OWNERSHIP OF INVENTIONS UNDERTAKING effective as of the date first mentioned above.

Employee:	/s/ Roni Mamluk	Date: December 26 2017
Roni Mamluk

Confidential

March 31, 2019Ron

Strictly Private & Confidential

Dear Roni Mamluk,

Re:	Change of Employment Terms; Special Bonus

Following an annual compensation review, we are very pleased to inform you as follows:

1.

Effective as of March 1, 2019, your Salary shall be increased to the total gross monthly amount of NIS 68,133, and, effective as of January 1, 2020, your Salary shall be increased to a gross monthly amount that is equal to the NIS equivalent of US$22,000 (based on the representative rate of exchange as of such date). The foregoing relates to your current employment scope of 80% of a full-time employment, and shall be increased proportionally if and when the scope of your employment is increased.

2.

The paragraph entitled “Further Education Fund” in Exhibit A of your Employment Agreement shall apply only with respect to the term of your employment until February 28, 2019, and - with respect to your employment on and after March 1, 2019 - shall be replaced in its entirety with the following:

“Further Education Fund. The Company shall contribute towards a Further Education Fund (‘Keren Hishtalmut’) (the “Education Fund”) an amount equal to 7.5% of the Salary applicable to the month in respect of which such contribution is made, and Employee shall contribute towards such Education Fund an amount equal to 2.5% of such applicable Salary (which contribution by Employee shall be made by way of a deduction by the Company of such amount from Employee’s monthly Salary and remitting same to such Education Fund).

3.

In addition, as a result of the Company’s performance against its goals and your personal performance in the year 2018, your annual bonus is a gross amount of NIS 288,000, to be paid together with your March 2019 salary.

Except as set out in Sections 1 and 2 above, there are no other changes to your Employment Agreement with the Company dated as of November 30, 2017 (capitalized terms used herein shall have the meaning ascribed thereto therein), and your confidentiality obligations under said Employment Agreement shall also apply to the content of this letter.

Again, we wish to thank you for your continuous contribution to the Company.

Yours sincerely,

/s/ Yuval Cabilly

Ayala-Oncology Israel Ltd.
Yuval Cabilly
Chairman of the Board of Directors

Confirmation

I acknowledge receipt of the above letter and my agreement with its terms.

/s/ Roni Mamluk
Roni Mamluk

Ayala Pharmaceuticals | info@ayalapharma.com | www.ayalapharma.com